EXHIBIT 5.1

[Letterhead of Vincent P. Hatton]

May 7, 2010

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Corning Incorporated (the “Company”) and am familiar with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the deferred compensation obligations (the “Deferred Compensation Obligations”) which may be issued pursuant to the 2010 Variable Compensation Plan (the “Plan”) described in the Registration Statement.

In this connection, I have examined the originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials and officers of the Company, and other documents as I deemed pertinent as a basis for the opinions hereinafter expressed.

Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of New York.

2. The Deferred Compensation Obligations when issued by the Company in accordance with the provisions of the Plan, will be valid and binding unsecured obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

My opinions expressed above are limited to the laws of the State of New York.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above and further consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,
/S/ VINCENT P. HATTON